Exhibit 10.70

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is entered into on February 5, 2016, by and between Staffing 360 Solutions, Inc., a Nevada corporation (the "Company"), and David Faiman (the "Executive").

RECITALS:

WHEREAS, the Executive has heretofore been appointed as the Chief Financial Officer of the Company; and

WHEREAS, the Company and the Executive now desire to enter into this Agreement to memorialize the terms and conditions under which the Executive shall hereinafter serve as the Chief Financial Officer of the Company.

NOW, THEREFORE, in consideration of the foregoing and of the respective mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.Certain Definitions. The following capitalized terms shall have the following meanings. All other capitalized terms used herein shall have the meanings set forth in this Agreement.

(a)"Board" means the Company's Board of Directors or any designated committee thereof.

(b)"Cause": For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder for any of the following actions: (i) the Executive causing material harm to the Company through (A) a material breach by the Executive of the material terms and provisions of this Agreement (including, without limitation, Section 4 hereof) after thirty (30) day written notice specifying the failure, during which period the Executive shall have the opportunity to cure such failure or (B) the commission by Executive of an act or acts of gross negligence, dishonesty, fraud or wilful malfeasance in the performance of his duties hereunder after thirty (30) day written notice specifying the failure, during which period the Executive shall have the opportunity to cure such failure, (ii) Executive is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude or a felony under federal or applicable state law, or (iii) the Executive's wilful failure to perform his material duties under this Agreement (other than a failure due to Disability) after thirty (30) day written notice specifying the failure, during which period the Executive shall have the opportunity to cure such failure (it being understood that if his failure to perform is not of a type requiring a single action to cure fully, that he may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion); provided, however, where Executive has the ability to cure that Executive may be terminated at any time after the end of such thirty (30) day period, if, in the Company’s reasonable judgment, Cause continues to exist, and such termination shall be effective immediately upon Executive’s receipt of written notice to such effect.

(c)"Common Stock" means the shares of common stock, par value $0.00001 per share, of the Company.

(d)"Contract Year" shall be a calendar year.

(e)"Disability" shall mean the absence of the Executive from the Executive's duties to the Company for a total of 30 consecutive days, or 60 days during any one six month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).\

(f)"Effective Start Date" means on or about March 8, 2016.

(g)"Good Reason": The Executive shall have Good Reason to resign from employment upon the occurrence of any of the following events:

(i)any material adverse change in the Executive's job titles, duties, responsibilities, perquisites granted hereunder, or authority without his consent, including no longer reporting directly to the Chairman (whether Executive or Non-Executive) or the Chief Executive Officer  of the Company;

(ii)if the principal duties of the Executive are required to be performed at a location outside of 60 miles from the Executive's principal place of employment as set forth in Section 5 hereof without his consent; or

(iii)a material breach of this Agreement by the Company, including without limitation, the failure to pay compensation or benefits when due hereunder.

The Executive must provide to the Company written notice of his resignation within thirty (30) days following the occurrence of the event or events constituting Good Reason and the Company shall have a period of thirty (30) days following its receipt of such notice (the "Cure Period") in which to cure such event or events. If the Company does not cure the event  or  events  constituting the basis for Good Reason by the end of the Cure Period, the Executive may resign from employment within thirty (30) days immediately following the last day of the Cure Period. A resignation or other voluntary termination of employment by the Executive that does not comply with the requirements of this Section l(g) shall not constitute termination for Good Reason.

(h)"Section 409A" shall mean, collectively, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this Agreement.

2.	Employment.

(a)The Company shall continue to employ the Executive and the Executive shall remain employed by the Company during the Contract Term (as defined below) in the positions set forth in Section 3 and upon the other terms and conditions herein provided unless the Executive's employment is terminated earlier as provided in Section 7 hereof.

(b)The term of this Agreement shall  begin  on  the Effective Start Date  and  shall end on the third (3) year anniversary of the Effective Start Date (the "Initial Term") and, after the expiration of the Initial Term, this Agreement  shall  automatically  renew  for  successive  one (1) year terms (each a "Renewal Term" and, collectively with all Renewal Terms and  the  Initial Term, the "Contract Term"), unless this Agreement  is  otherwise  terminated  pursuant  to  the terms hereof

3.	Position and Duties.

(a)During the Contract Term, the Executive shall serve as:

(i)the Chief Financial Officer of the Company and shall have such duties, functions, responsibilities and authority as are consistent with the Executive's position as the senior financial officer of the Company and its properties.

(b)The Executive shall be required to spend all of his business time on the business and affairs of the Company (unless approved in writing by his immediate supervisor).

4.Right of First Offer; Confidential Information; Non-Solicitation; Non- Disparagement; and Return of Company Property.

(a)Right of First Offer. Without in any manner limiting or modifying the fiduciary or similar duties of the Executive to  the  Company  under  applicable  law, in consideration of the benefits to inure to the Executive hereunder,  the  Executive  agrees  that during the Contract Term, if the Executive or any affiliate of the Executive (each, an "Executive Affiliate") obtains or otherwise becomes aware of an opportunity to acquire and/or invest in any staffing company (the "Business Opportunity"), the Executive and/or Executive Affiliate shall present such Business Opportunity to the Company and shall not pursue any such Business Opportunity . However, during the Post-Termination  Restricted  Period,  in  the  event  the Executive of any Executive Affiliate receives a Business Opportunity, then Executive will (and will cause each applicable Executive Affiliate to) first offer to the Company in writing (the "Offer") the opportunity to acquire and/or invest in the Business Opportunity prior to directly and/or indirectly proceeding with such opportunity for the account of the Executive or any Executive Affiliate . The Offer shall be in writing and shall describe in reasonable detail the Business Opportunity and the proposed transaction involving such Business Opportunity (including the terms of any proposed acquisition of the Business Opportunity). The Company shall have a period of fifteen (15) days from the receipt of the Offer to elect whether it desires to accept the Offer and pursue the acquisition of the applicable Business Opportunity.  If the Company does not deliver an affirmative written decision to accept the Offer to the Executive within fifteen (15) days of the receipt of the Offer, the Executive or any Executive Affiliate shall be permitted to pursue such opportunity for their own accounts.

As used herein, the term "Restricted Period" means: (i) any time during the Contract Term and (ii) for a period of six (6) months following the termination of this Agreement and the Executive's association with the Company (the "Post-Termination Restricted Period").

(b)Confidential Information. The Executive acknowledges that  he  has  had and will have access to confidential information (including, but not limited to, current and prospective confidential know-how , marketing plans, business plans, financial and pricing information, and information regarding acquisitions, mergers and/or joint  ventures)  concerning the business, customers, clients, contacts, prospects and  assets  of  the  Company  and  its subsidiaries (collectively, the "Staffing 360 Entities") that is unique, valuable and not generally known outside the Staffing 360 Entities, and which was  obtained  from the Staffing 360 Entities  or which was learned as a result of the performance of services by the Executive on behalf of the Staffing 360 Entities ("Confidential Information"). The Executive  agrees that  he will  not,  at any time, directly or indirectly , use, divulge, furnish or make accessible to any person any Confidential Information, but instead will keep all Confidential Information strictly and absolutely confidential and use such Confidential Information in the furtherance of the business of the Staffing 360 Entities; provided, however, that this  provision  shall  not  prevent  the Executive from using his general business skill and knowledge in any future employment to the extent such skill and knowledge is not specifically related to the business of the Confidential Information. The Executive will deliver promptly to the Company, at the termination of his employment or at any other time at the Company's request, without retaining any copies (other than Executive Records, as defined below), all documents and other materials in his possession relating, directly or indirectly, to any Confidential Information. For purposes of this Agreement, "Executive Records" shall mean any written or electronic records of the Executive's personal contacts.

(c)Non-Solicitation of Employees. During the Restricted Period, the Executive shall not solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), any employee, officer, director, full-time consultant or independent contractor of the Staffing 360 Entities.

(d)Non-Solicitation of Business Partners. During the Restricted Period, the Executive shall not directly or indirectly, solicit or encourage, or attempt to solicit or encourage, any customers, suppliers, licensees, agents, consultants or independent contractors or other business partners or business affiliates of the Staffing 360 Entities (collectively, "Business Partners"), to cease doing business with or modify their business relationship with the Staffing

360 Entities, or in any way intentionally interfere with the relationship between any such Business Partner  and the Staffing 360 Entities (regardless  of who  initiates the contact).

(e)Non-Disparagement. The Executive shall not make, and shall not cause or direct any person or entity to make, any disparaging or untrue comments or statements, whether written or oral, about any Staffing 360 Entity (or any shareholder, member, director, manager or officer thereof). No Staffing 360 Entity shall make, and shall not cause or direct any person or entity to make, any disparaging or untrue comments or statements, whether written or oral, about Executive. "Disparaging" comments or statements include such comments or statements which discredit, ridicule, or defame any person or entity or place such person or entity in a negative light or impair the reputation, goodwill  or commercial  interest thereof.

(f)Return of Company Property/Passwords. The Executive hereby expressly covenants and agrees that following termination of the Executive's employment with the Company for any reason or at any time upon the Company's request, the Executive will promptly return to the Company all property of the Company in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all Company passwords, credit cards, keys, laptop computers, cell phones and all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Staffing 360 Entities or their personnel or affairs, in whatever media maintained; provided, that, the Executive shall be permitted to retain his Executive Records.

(g)Remedies for Breach. The Executive acknowledges that a breach of this Section 4 would immediately and irreparably harm the Staffing 360 Entities and that a remedy at law would be inadequate to compensate the Staffing 360 Entities for their losses by reason of such breach and therefore that the Company and/or the Staffing 360 Entities shall, in addition to any other rights and remedies available under this Agreement, at law  or otherwise,  be entitled  to an injunction to be issued by any court of competent jurisdiction enjoining and restraining the Executive from committing any violation of this Section 4, without the necessity  of  proving actual damages or posting bond, and the Executive hereby consents to the issuance of such injunction.

5.Place of Employment. During his employment hereunder, the Executive's principal place of employment shall be a location mutually agreed to by the Executive and the Company; provided, that if the parties cannot agree, the principal place of employment shall be located at the Company’s offices located in New York, New York, currently located at 641 Lexington Avenue; further, provided that the Executive shall travel as necessary to the Company's other offices in connection with the performance of his duties as described hereunder.

6.Compensation and Related Matters. During the Executive's employment hereunder, the Executive shall be paid the compensation and shall be provided with the benefits described below:

(a)Annual Base Salary.   The Executive's annual base compensation shall be:

(i) from the Effective Start Date, $275,000 (on an annualized basis), each payable in accordance with the Company's prevailing payroll practices. The Annual Base Salary paid to the Executive for each

Contract Year shall be increased, but shall not be decreased, at each anniversary of the Effective Start Date by the increase in the Consumer Price Index for All Urban Consumers (CPI-U) for the Northeast Region for all items over the prior year of the Contract Term, as determined by the United States Department of Labor Bureau of Labor Statistics or an amount determined by the Board in its discretion, whichever is greater.

(b)Bonus. The Executive shall also be eligible to receive a cash bonus for each year, in accordance with Schedule A. For the avoidance of doubt, if a bonus is earned for 2016, it shall be based on the full annualized salary for 2016 as set forth in Section 6(a).

(c)Equity Compensation. The Executive shall receive the grant of shares of restricted stock in accordance with Schedule B on the Effective Start Date and the Executive shall be eligible for additional grants under the Plan (as defined in Section 11) or successor equity plans maintained by the Company, in the Company’s sole discretion.

(d)Benefits. The Company shall continue in force full family medical coverage and comprehensive major medical and hospitalization coverage, including dental and vision coverage, for Executive and his dependents, with terms reasonably satisfactory to Executive, which policy the Company shall keep in effect at its sole cost through the Contract Term and any extension of renewal. Executive shall be entitled to participate in or receive all other benefits under any employee benefit plan or other arrangement made generally available by the Company to its employees (including, without limitation, the Company's 401(k) and similar plans as may be approved by the Board, but not including any individually negotiated benefits collectively, the "Benefits"), on terms at least as favorable as those on which other senior executives of the Company shall participate; provided, that for the avoidance of doubt, the term “favorable” only applies to the type of benefit and not the amount; further provided, however, that the Executive shall be entitled to 25 days of paid vacation during each Contract Year, exclusive of public holidays.

(e)Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties to the Company hereunder. Such expenses shall be reimbursable in accordance with prevailing policies of the Company upon submission of verifiable receipts.

7.Termination. The Executive's employment hereunder may be terminated prior to the end of the Contract Term by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)Death. This Agreement and the Executive's employment hereunder shall terminate upon the Executive's death.

(b)Disability. If the Disability of the Executive has occurred during the Contract Term, the Company may give the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company (including the rights to receive compensation and benefits, except as otherwise required by law) shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

(c)Cause. The Company may terminate the Executive's employment hereunder for Cause immediately upon the Company providing notice of termination to Executive (subject to any applicable cure periods).

(d)Without Cause. The Company may terminate the Executive's employment hereunder without Cause upon 30 days’ notice.

(e)Good Reason. The Executive may resign from his employment for Good Reason (as provided in Section l (g)).

(f)Resignation without Good Reason. The Executive may resign his employment without Good Reason upon 30 days written notice to the Company.

(g) Notice of Termination. Any termination of the Executive's employment hereunder by the Company or the Executive (other than by reason of the Executive's death) shall be communicated by a notice of termination to the other party hereto. For purposes of this Agreement, a "notice of termination" shall mean a written notice which (i) indicates the specific termination provision in the Agreement relied upon, (ii) sets forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision indicated and (iii) specifies the effective date of the termination.

8.	Severance Benefits.

(a)Termination without Cause or for Good Reason. Subject to Section 18, if the Executive's employment is terminated: (i) by the Company other than for Cause, death or Disability, or (ii) by the Executive for Good Reason (as defined above), the Executive shall be entitled to receive a lump sum cash payment specified herein (the "Severance Payment"), provided that (A) the Executive has executed and delivered to the Company (no  later  than  the thirtieth (30th) day following the date on which his employment terminated), and has not revoked, a general release of the Company and its affiliates in a form reasonably satisfactory to the Company in the form attached hereto as Schedule C (to be updated at the time of termination of employment to reflect the terms of this Agreement) and (B) the Executive is in compliance with the requirements of Section 4. The Severance Payment shall be paid, less applicable taxes, on the thirtieth (30th) day following the date on which the Executive's employment terminated (or such later date as may be required by Section 18). The Severance Payment shall be equal to the amount of Executive's Annual Base Salary in effect as of the date of termination of employment with the Company.   Subject to the execution, delivery and nonrevocation of a general release as required herein, in addition to the Severance Payment, the Executive shall be entitled to receive a bonus for the year in which the termination of employment occurs. The amount of such bonus shall be determined and payable as if Executive continued employment for the applicable year, in accordance with Schedule A.  Subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall reimburse the Executive the cost of such continuation coverage for the twelve (12) month period following the date of your termination of employment. Further, the Executive shall be entitled to all Annual Base Salary and all Benefits accrued through the date of termination (less applicable taxes), any bonus owed and not yet paid for the year prior to termination of employment, any accrued but unused vacation, and any vested and earned but unpaid awards under the Company's stock incentive plans and other stock or incentive awards as set forth in such plans or as set forth in this Agreement. Such accrued compensation shall be paid in accordance with the Company's ordinary payment practices and, in any event, on or prior to the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year in which the date of termination occurs.

(b)Termination by Death or Disability. Subject to Section 18, upon the termination of the Executive's employment by reason of his death or Disability, the Company shall pay to the Executive or his estate within thirty (30) days after the termination, a lump-sum amount equal to the amount of Annual Base Salary that would have been due through the end of the then applicable Contract Year, less applicable taxes, any bonus owed and not yet paid for the year prior to the termination of employment, any accrued but unused vacation and any vested and earned but unpaid awards under the Company's stock incentive plans and other stock or incentive awards as set forth in such plans or as set forth in this Agreement.  Such accrued compensation shall be paid in accordance with the Company’s ordinary payment practices and, in any event, on or prior to the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year in which the date of termination occurs.   This  Section  8(b)  shall  not  limit  the  entitlement  of  the Executive, his estate or beneficiaries to any disability or other Benefits then available to the Executive under any life, disability insurance or other benefit plan or policy which is maintained  by the Company for the Executive 's benefit.

(c)Termination for Cause or Without Good Reason. If the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to all Annual Base Salary and all Benefits accrued through the date of termination (less applicable taxes), any bonus owed and not yet paid for the year prior to the termination of employment, any accrued but unused vacation and any vested and earned but unpaid awards under the Company's stock incentive plans and other stock or incentive awards as set forth in such plans or as set forth in this agreement. Such accrued compensation shall be paid in accordance with the Company's ordinary payment practices and, in any event, on or prior to the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year in which the date of termination occurs.

(d)Survival. Neither the termination of the Executive's employment hereunder nor the expiration of the Contract Term shall impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such termination or expiration. The obligations of Section 4 shall, to the extent provided in Section 4, survive the termination or expiration of the Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.

9.Arbitration. In the event that the Company or the Executive, his  spouse or any other person claiming benefits on behalf of or through Executive, has a dispute or claim based upon this Agreement, including the interpretation or application of the terms and provisions of this Agreement, the sole and exclusive remedy is for that party to submit the dispute to binding arbitration in accordance with the rules of arbitration of the American Arbitration Association ("AAA") in New York, New York. Any arbitrator selected to arbitrate any such dispute shall be independent and neutral and will have the power to interpret this Agreement. Any determination or decision by the arbitrator shall  be  binding  upon  the  parties  and may  be enforced  in any court of law. The expenses of the arbitrator will be paid 50% by the Company and 50% by Executive, his spouse or other person, as the case may be, provided that the arbitrator shall be free to apportion such fees between the parties as he/she may  determine  in  his/her  discretion  as  permitted by the AAA rules of arbitration. The parties agree that this arbitration provision does not apply to the right of the Executive to file a charge, testify, assist or participate in any manner in an investigation, hearing or proceeding before the  Equal  Employment  Opportunity Commission or any other agency pertaining to any matters covered by this Agreement and within  the jurisdiction  of the agency.

10.Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

11.Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of New York, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

12.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which  shall remain  in full force and effect.

13.Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of  receipt)  and  shall  be  in writing and delivered personally or sent by facsimile transmission or certified or registered mail, postage prepaid,  as follows:

If to the Company, to:

Staffing 360 Solutions, Inc. 641 Lexington Avenue Suite 1526 New York

New York 10022

Tel: (212) 634-640

Attention: Brendan Flood

with a copy (which shall not constitute notice) to:

If to the Executive, to his home address as set forth in the records of the Company.

or at any other address as any party shall have specified by notice in writing to the other parties.

14.Severability. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fail on account thereof. It is further agreed that if any one or more of such paragraphs or provisions shall be judged to be void as going beyond what is reasonable in all of the circumstances for the protection of the interests of the Company, but would be valid if part of the wording thereof were deleted or the period  thereof reduced or the range of activities covered thereby reduced in scope, the said reduction shall be deemed to apply with such modifications as may be necessary to make them valid and effective and any such modification shall not thereby affect the validity of any other paragraph or provisions contained  in this Agreement.

15.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Such counterparts may be delivered by fax or e-mail/.pdf transmission, such shall not impair the validity thereof

16.Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall  constitute  the  complete  and  exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced  in  any  judicial, administrative, or other legal proceeding to vary the terms of this Agreement. This Agreement terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement.

17.Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a disinterested officer or director of the Company. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform ; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any  right,  remedy,  or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

18.Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement (including the Severance Payment) may be subject to Section 409A, the Company may adopt (without any obligation to do so or to indemnify the Executive for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to: (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A; provided , however, that before the Company adopts any such amendment to this Agreement or policy (excluding for this purpose a policy that applies generally to plans or arrangements in addition to this Agreement), the Company will provide notice to the Executive reasonably in advance of adopting the amendment or policy of the need and appropriateness of such amendment or policy . No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of the Company's affiliates, employees or agents. If, at the time Executive becomes entitled to a Severance Payment, Executive is a Specified Employee (as defined and determined under Code Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations issued thereunder and applicable guidance thereto (“Code Section 409A”)), then, notwithstanding any other provision in this Section 5 to the contrary, the following provision shall apply. No Severance Payment considered deferred compensation under Section 409A and not subject to an exception or exemption thereunder, shall be paid to Executive until the date that is six (6) months after date of termination of employment with the Company. Any such Severance Payment that would otherwise have been paid to Executive during this six-month period shall instead be aggregated and paid to Executive on the date that is six (6) months after Executive s effective date of termination. Any Severance Payment to which Executive is entitled to be paid after the date that is six (6) months after the date of termination of employment with the Company shall be paid to Executive in accordance with the terms of this Section 18.

19.Indemnification. In addition to any coverage of the Executive under applicable insurance policies or programs of the Company, the Company shall indemnify, defend and hold Executive harmless against any liability incurred by Executive as an employee of the Company. The Company shall be obligated to pay the claims or expenses of the Executive required under this Section 19 including defense cost, directly to the third party to whom payment is due and owing, without the necessity of the Executive to make such payment and seek reimbursement from the Company. For the avoidance of doubt, the provisions of this Section 19 shall survive the termination or expiration of Executive’s employment under this Agreement irrespective of the reason for such termination.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EXECUTIVE

/s/ David Faiman
David Faiman

COMPANY

STAFFING 360 SOLUTIONS, INC.

By:	/s/ Brendan Flood
Name:	Brendan Flood
Title:	Executive Chairman

Schedule A

The Company agrees to pay the Executive an annual bonus (the "Bonus") up to fifty percent (50%) of Executive's Annual Base Salary. The Bonus shall be calculated as based on criteria to be agreed by the Board within 30 days of the effective date. The bonus will be calculated on a calendar year basis, and paid no later than March 15th of following calendar year. The bonus criteria can be amended by the Board of Directors at its discretion.

Schedule B

(a)The Executive shall be granted an aggregate of 50,000 restricted shares of Common Stock (the "Restricted Shares") on the Effective Start Date, which shall vest as follows:

(i)25,000 Restricted Shares shall vest on the one (1) year anniversary of the Effective Start Date; and

(ii)25,000 Restricted Shares on the two (2) year anniversary of the EffectiveStart Date.

Upon termination of employment, except in the case of 'Cause' or 'Resignation Without Good Reason', as outlined in Section 7 above, all of the Restricted Shares will fully vest to the benefit of the Executive or his dependents, as applicable.

Schedule C Form of Release

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (hereinafter the “Agreement”) is made and entered into by and between ______________________________ (hereinafter the “Employee”) and _________________________ (hereinafter “Employer”).

1.Employee’s employment by Employer terminated effective ____________________ , 20 ______ (the “Termination Date”).  Employer has paid Employee’s salary and any earned and accrued but unused vacation pay through the Termination Date, and has continued Employee’s benefits through the Termination Date.

2.Employer will provide Employee with the following separation payment(s) and benefit(s) (the “Separation Payments and Benefits”):

a.Employer will pay Employee a lump sum separation payment in the amount of [dollar amount], less federal, state and local tax withholdings and any other deductions required by law or previously authorized by Employee, within 30 days after Employee timely delivers to Employer an executed copy of this Agreement and after the 7 day revocation period expires without revocation.

b.Beginning on the Termination Date, Employee will be eligible to continue applicable benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Employee acknowledges that Employer has no previous obligation to provide Employee the Separation Payments and Benefits.

3.	In consideration of the Separation Payments and Benefits:

a.Employee hereby RELEASES Employer, its past and present parents, subsidiaries, affiliates, predecessors, successors, assigns, related companies, entities or divisions, its or their past and present employee benefit plans, trustees, fiduciaries and administrators, and any and all of its and their respective past and present officers, directors, partners, agents, representatives, attorneys and employees (all collectively included in the term “Employer” for purposes of this release), from any and all claims, demands or causes of action which Employee, or Employee’s heirs, executors, administrators, agents, attorneys, representatives or assigns (all collectively included in the term “Employee” for purposes of this release), have, had or may have against Employer, based on any events or circumstances arising or occurring prior to and including the date of Employee’s execution of this Agreement to the fullest extent permitted by law, regardless of whether such claims are now known or are later discovered, including but not limited to any claims relating to Employee’s employment or termination of employment by Employer, any rights of continued employment, reinstatement or reemployment by Employer, and any costs or attorneys’ fees incurred by Employee, PROVIDED, HOWEVER, Employee is not waiving, releasing or giving up any rights Employee may have to vested benefits under any pension or savings plan, to continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), to unemployment insurance, or to enforce the terms of this Agreement, or any other right which cannot be waived as a matter of law. In the event any claim or suit is filed on Employee’s behalf against Employer by any person or entity, Employee waives any and all rights to receive monetary damages or injunctive relief in favor of Employee from or against Employer.

b.Employee agrees and acknowledges: that this Agreement is intended to be a general release that extinguishes all claims by Employee against Employer; that Employee is waiving any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the New York State Human Rights Law, New York City Commission on Human Rights Code, and all other federal, state and local statutes, ordinances and common law, including but not limited to any claims based on public policy, breach of contract, either expressed or implied, equitable claims, defamation, retaliation, whistleblowing, negligence, invasion of privacy, infliction of emotional distress, slander, libel, estoppel, fraud, misrepresentation, and other torts (including intentional torts) and wrongful discharge, to the fullest extent permitted by law; that Employee is waiving all claims against Employer, known or unknown, arising or occurring prior to and including the date of Employee’s execution of this Agreement; that the consideration that Employee will receive in exchange for Employee’s waiver of the claims specified herein exceeds anything of value to which Employee is already entitled; that Employee was hereby advised in writing to consult with an attorney and that Employee had at least 21 days to consider this Agreement; that Employee has entered into this Agreement knowingly and voluntarily with full understanding of its terms and after having had the opportunity to seek and receive advice from counsel of Employee’s choosing; and that Employee has had a reasonable period of time within which to consider this Agreement. Employee represents that Employee has not assigned any claim against Employer to any person or entity; that Employee has no right to any future employment by Employer; that Employee has received all compensation, benefits, leave and time off due; and that Employee has not suffered any injury that resulted, in whole or in part, from Employee’s work at Employer that would entitle Employee to payments or benefits under any state worker’s compensation law and the termination of Employee’s employment by Employer is not related to any such injury.

4.Employee agrees to keep the terms of this Agreement confidential and not to disclose the terms of this Agreement to anyone except to Employee’s [spouse or domestic partner], attorneys, tax consultants or as otherwise required by law, and agrees to take all steps necessary to assure confidentiality by those recipients of this information.

5.Subject to Section 7 of the Agreement, Employee agrees not to make, or cause or attempt to cause any other person to make any statement, written or oral, or convey any information about Employer which is disparaging or which in any way reflects negatively upon Employer, as Employer is defined in Section 3(a) of this Agreement.

6.Employee specifically acknowledges and reaffirms Employee’s ongoing obligations to Employer not to use for any purpose or disclose any confidential or proprietary information of Employer or a third party to which Employee had access or created during the period of Employee’s employment with Employer, and to return any and all materials containing such confidential or proprietary information to Employer. Employee represents that Employee has not taken, and does not have in Employee’s possession or control, any materials containing such confidential or proprietary information.

7.Nothing in this Agreement will be construed to prohibit Employee from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-

discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that Employee may not disclose Employer information that is protected by the attorney-client privilege, except as expressly authorized by law. Employee does not need the prior authorization of Employer to make any such reports or disclosures, and Employee is not required to notify Employer that Employee has made such reports or disclosures.

8.This Agreement does not constitute and will not be construed as an admission by Employer that it has violated any law, interfered with any rights, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Employee, and Employer expressly denies that it has engaged in any such conduct.

9.This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations and agreements.  This Agreement may be modified only by a written instrument signed by all parties hereto. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which constitute one and the same Agreement.

10.If any provision, section, subsection or other portion of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination becomes final, such provision or portion will be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as thus amended will be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

11.Employee hereby agrees and acknowledges that Employee has carefully read this Agreement, fully understands what this Agreement means, and is signing this Agreement knowingly and voluntarily, that no other promises or agreements have been made to Employee other than those set forth in this Agreement, and that Employee has not relied on any statement by anyone associated with Employer that is not contained in this Agreement in deciding to sign this Agreement.

12.This Agreement will be governed by the laws of the State of New York and all disputes arising under this Agreement must be submitted to a court of competent jurisdiction in New York City, New York.

13.On or prior to the Termination Date, Employee must return to Employer all Employer property previously provided to Employee, including, but not limited to, any Employer-owned computer, personal digital assistant, mobile phone, credit cards, keys, key fobs, and computer accessories.

14.Employee may accept this Agreement by delivering an executed copy of the Agreement to:

Name

Business Name

Address

City, State, Zip

on or before   _______________________ or 21 calendar days after Employee’s receipt of this Agreement, whichever is later.

15.Employee may revoke this Agreement within seven (7) days after it is executed by Employee by delivering a written notice of revocation to:

Name

Business Name

Address

City, State, Zip

no later than the close of business on the seventh (7th) calendar day after this Agreement was signed by Employee. This Agreement will not become effective or enforceable until the eighth (8th) calendar day after Employee signs and has not revoked this Agreement. If Employee revokes this Agreement, the parties will have no obligations under this Agreement.

WHEREFORE, the parties have executed this Agreement on the date or dates set forth below.

EMPLOYEE:
Name: ______ Date: ______
By: ______ Name: ______ Title: ______ Date: ______